UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

June 22, 2012

Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement

Underwriting Agreement

On June 22, 2012, Universal Insurance Holdings, Inc. (the “Company”) and Bradley I. Meier, the Company’s President and Chief Executive Officer (the “Selling Stockholder”), entered into an underwriting agreement with JonesTrading Institutional Services LLC (the “Underwriter”), relating to the sale of 1,500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), held by the Selling Stockholder (the “Public Offering”). Pursuant to the underwriting agreement, the Underwriter will purchase the shares at a price of $3.15 per share and will offer the shares to the public at a price of $3.30 per share. The Public Offering is expected to close on June 27, 2012.

The aggregate net proceeds of the Public Offering to the Selling Stockholder are estimated to be approximately $4,725,000.

The Company and the Selling Stockholder have made certain customary representations, warranties and covenants concerning the Company, the Selling Stockholder and the registration statement related to the Public Offering in the underwriting agreement and also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The closing of the Public Offering is subject to certain customary closing conditions.

ITEM 9.01	Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

1.1	Underwriting Agreement, dated June 22, 2012, by and among the Company, Bradley I. Meier and JonesTrading Institutional Services LLC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 22, 2012	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ George R. De Heer
George R. De Heer Chief Financial Officer